Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 22, 2020, relating to the balance sheet of CITIC Capital Acquisition Corp. as of November 15, 2019, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 9, 2019 (date of inception) through November 15, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 22, 2020